UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Forward Industries, Inc.
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FORWARD INDUSTRIES URGES SHAREHOLDERS NOT TO LET TERENCE BERNARD WISE TAKE CONTROL OF THE COMPANY WITHOUT PAYING A PREMIUM

•	Reviews motivations behind and impact of Terence Bernard Wise’s proxy campaign

•	Highlights Terence Bernard Wise’s inexperience with public company governance and glaring conflict of interest

•	Addresses Terence Bernard Wise’s lack of vision and action plan to build shareholder value

WEST PALM BEACH, Fla. – December 12, 2014 – Forward Industries, Inc. (NASDAQ: FORD) today requested that shareholders review its proxy statement for the 2014 Annual Meeting of Shareholders recently mailed to shareholders. Forward also issued the following letter to shareholders addressing the competing proxy campaign launched by Terence Bernard Wise and its corresponding lack of vision for the Company.

Dear Shareholders:

Since June 2014, director and shareholder Terence Bernard Wise has issued repeated public attacks against our Chairman, other directors, and management. Mr. Wise’s inflammatory comments and proxy campaign to obtain full representation on the Board at the upcoming Annual Meeting threaten to erode value for all shareholders that the current Board has been working hard to preserve and grow.

WE BELIEVE MR. WISE IS SEEKING TO TAKE CONTROL OF YOUR COMPANY WITHOUT PAYING A PREMIUM TO SHAREHOLDERS

Mr. Wise is not seeking a minority position on the Board. He is looking to overthrow the Board in its entirety, we believe, in order to preserve his own interests. He has no public-company board experience outside Forward and all of his previous business experience relates to managing privately-held ventures.

Mr. Wise continues to disparage our Board’s motives and integrity, but we question his motivation given his clear conflict of interest: his exclusive sourcing contract with the Company, which we believe he is working to preserve and enhance. That contract has generated fees to Mr. Wise and Ms. Yu of over $3.0 million since March 2012 – more than the entire EBITDA of the business during that period and, notably, the value of his investment in the Company. The economic benefit to them of controlling this business and gradually increasing the fees they pay themselves, much as they sought to do during the contract renewal this past March, we believe to be their primary, though never acknowledged, motivation.  Significant shareholders have also expressed serious concerns about the obvious conflicts created by the Company’s largest shareholder also being the Company’s largest vendor.

If Mr. Wise is successful in electing his alternative slate and his hand-picked designees follow Mr. Wise’s lead in making Board decisions, subject to their fiduciary duties, Mr. Wise would effectively control your company and do as he pleases on his exclusive sourcing contract.  Shareholders should question whether Mr. Wise’s lucrative sourcing contract means more to him than working for the benefit of all shareholders. After all, he has repeatedly declined overtures to pay a full and fair price for your Company.

FORWARD WAS WELL-POSITIONED TO MAXIMIZE SHAREHOLDER VALUE UNTIL MR. WISE COMMENCED HIS DISRUPTIVE ELECTION CONTEST

Since the current management team took over in 2012, our primary objective has been to grow our business organically and through strategic acquisition. During fiscal 2013, we achieved important milestones, including growing sales to more than $30 million from $22 million in fiscal 2011 and returning the Company to profitability for the first time since fiscal 2006. Mr. Wise’s proxy campaign has impeded the momentum the current Board and management has built to improve performance and build shareholder value.

Despite self-serving assertions by Mr. Wise, we believe the Company is poised to grow, capture additional market share through acquisitions and create value for our shareholders. Mr. Wise’s bitter comments and damaging actions have forced hundreds of thousands of your Company’s dollars to have been spent on professional fees. Mr. Wise’s actions have also restricted our access to capital markets as we sought to execute a transformative acquisition: the Board and management team had initiated transaction negotiations before Mr. Wise launched his proxy campaign and pursued it to help diversify our revenue base and substantially increase cash flow per share. Unfortunately, Mr. Wise’s constant interference impeded the deal. Do not allow Mr. Wise to continue to derail our efforts to maximize shareholder value and the strong momentum we have built.

Your Board and management have tried to work with Mr. Wise to better understand his concerns: in fact, we discussed whether Mr. Wise would be prepared to buy the Company at an appropriate premium—and he refused. He then expanded his expensive and distracting litigation, to the detriment of shareholders. We believe this shows that Mr. Wise has little regard for creating value for fellow shareholders.

WHAT EVER HAPPENED TO MR. WISE’S PURPORTED VISION AND ACTION PLAN TO IMPROVE SHAREHOLDER VALUE?

Earlier this month, your Board and management team communicated a clear and viable plan for continuing to build shareholder value as well as our effort to enter into a transformative acquisition that, if successful, could have doubled revenue and quintupled EBITDA on a current pro forma per share basis. Even now, less than 20 days before the Annual Meeting, Mr. Wise has offered no strategic plan for Forward – only promises that he will tell shareholders his vision for the Company at some future date, including a so-called “90 day plan.” Mr. Wise has not even identified a potential new CEO or CFO or other executives for the current management team he seeks to replace. We believe the primary issue is which director slate is more qualified and can exercise the best independent judgment for the benefit of all shareholders. With no publicly stated vision or alternative management team, voting for Mr. Wise’s slate presents great uncertainty for the future of Forward.

MR. WISE’S ATTEMPT TO INTERJECT JENNY YU INTO BOARD AFFAIRS WAS A PRELUDE TO HIS CURRENT CAMPAIGN TO REPLACE THE ENTIRE BOARD

Our Board and management have sought qualified and credible additions to our team who will support the growth we seek. It is worth considering the type of people that Mr. Wise has supported for board membership at Forward in the past to judge what he might urge his fellow, hand-picked, directors to do in the future.

Mr. Wise repeatedly tried to nominate his long-time business partner Jenny Yu for Board membership. The Board granted Ms. Yu observer status as a courtesy. Despite being told about Company insider trading rules and how they applied to her, Ms. Yu improperly acquired Forward stock while in possession of material non-public information about the Company. This was especially troubling given her role as Managing Director of the Company's exclusive sourcing vendor. In order to prevent further misconduct, we barred Ms. Yu from attending future Board meetings.

In light of Mr. Wise’s clear conflicts of interest, we reiterate the following:

We do not believe Mr. Wise is qualified to designate an entirely new director slate.

•	He has no public-company board experience outside Forward.

•	He has a clear conflict of interest as a result of his lucrative sourcing arrangement with Forward.

•	His prior proposed nominee – Ms. Yu – acquired Forward stock while in possession of material non-public information and was deemed by a majority of the Board to be unqualified to serve as a director.

We do not believe Mr. Wise is working in the best interests of the Company and its shareholders.

•	He, in our view, is seeking to protect his exclusive sourcing contract, despite investor calls against this related party arrangement and the clear conflict of interest it presents.

•
His sourcing contract (approximately $1.5 million a year) exceeds that of the Company’s EBITDA and represents an effective annual dividend to him that almost exceeds his investment in shares of the Company.

•	His frequent and repeated public attacks, as well as litigation he has filed against the Company, have obstructed attempts by your Board and management to build shareholder value.

Mr. Wise has not publicly shared any vision or action plan to maximize shareholder value.

•
He has never publicly articulated a plan to build shareholder value despite repeated promises that he will share his vision for the Company, including a so-called “90 day plan,” prior to the Annual Meeting.

•	He seeks to replace members of senior management, including our CEO Robert Garrett, but has not publicly identified any alternative executive officers.

Your Board and management offer a strong strategy for building shareholder value. We have the right people with the right expertise in place to make this happen. We are absolutely committed to maximizing shareholder value.

For the purposes of the upcoming Annual Meeting to be held on December 30, 2014, we urge you to look at the facts – not the rhetoric – and vote the WHITE proxy card for our slate of nominees.

Thank you for your continued support.

Sincerely,

Robert Garrett, Jr. Chief Executive Officer Forward Industries, Inc.	Frank LaGrange Johnson Chairman of the Board of Directors Forward Industries, Inc.
John Chiste Member of the Board of Directors Forward Industries, Inc.	Joseph E. Mullin Member of the Board of Directors Forward Industries, Inc.
Robert M. Neal Member of the Board of Directors Forward Industries, Inc.

About Forward Industries, Inc.
Incorporated in 1962, and headquartered in West Palm Beach, Fla., Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward Industries' products can be viewed online at www.forwardindustries.com.

Forward-Looking Statements
In addition to the historical information contained herein, this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current expectations and projections about its future results, performance, prospects and opportunities. The Company has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended September 30, 2014 for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Contacts
MacKenzie Partners, Inc. Larry Dennedy 212-929-5500	Peppercomm Jacqui Emerson 212-300-6191 jemerson@peppercomm.com

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